Exhibit 5.1

[MICROSOFT CORPORATION LETTERHEAD]

August 24, 2009

Microsoft Corporation

One Microsoft Way

Redmond, Washington 98052-6399

Re:	Registration Statement on Form S-8 of $405,000,000 in Deferred Compensation Obligations Offered Pursuant to the Microsoft Corporation Deferred Compensation Plan and the Microsoft Corporation Deferred Compensation Plan for Non-Employee Directors

Ladies and Gentlemen:

I have acted as counsel to Microsoft Corporation (the “Company”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission to register up to $405,000,000 in aggregate value of deferred compensation obligations (“Obligations”), which represent unsecured obligations of the Company to pay deferred compensation to eligible participants in the future in accordance with the terms of the Microsoft Corporation Deferred Compensation Plan and the Microsoft Corporation Deferred Compensation Plan for Non-Employee Directors (collectively, the “Plans”), as applicable. $400,000,000 of Obligations is authorized for registration under the Microsoft Corporation Deferred Compensation Plan and $5,000,000 of Obligations is authorized for registration under the Microsoft Corporation Deferred Compensation Plan for Non-Employee Directors.

I have examined the Registration Statement and such documents and records of the Company as I have deemed necessary for the purpose of this opinion. In giving this opinion, I am assuming the authenticity of all instruments presented to me as originals, the conformity with originals of all instruments presented to me as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, I am of the opinion that, upon completion of the actions being taken, or contemplated by me as Company counsel to be taken by the Company in administering the Plans, the Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, garnishment or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity. The applicable provisions of the Plans comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended, pertaining to such provisions.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/S/ KEITH R. DOLLIVER
Keith R. Dolliver
Associate General Counsel